Exhibit 99.1
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Below is a Report to Shareholders delivered by of the Chairman of HomeFed
Corporation at the Annual Meeting of Stockholders on July 18, 2006. Statements included in this Report may contain forward-looking statements. Such statements may relate, but are not limited, to projections of revenues, income or loss, development expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this Report, the words "estimates," "expects," "anticipates," "believes," "plans," "intends" and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted or may materially and adversely affect the Company's actual results include, but are not limited to, those set forth in Item 1A, Risk Factors and elsewhere of the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company's other public filings with the Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this Report or to reflect the occurrence of unanticipated events.


                           2006 Report to Shareholders

         Good afternoon. I am Joseph Steinberg, Chairman of HomeFed Corporation and I am pleased to provide you with a report on the past year and significant events since our last meeting on July 12, 2005. At that meeting, I mentioned we were continuing to make progress on our two major projects, but were concerned that a slowdown in the economy and the California housing market was likely. Despite these concerns we invested over $41 million towards the completion of San Elijo Hills and successfully closed on the sale of all of the lots scheduled for delivery at San Elijo Hills during the year. However, this year may be another story. I will have more to say about this later in my report.

         For the year ended December 31, 2005, HomeFed reported net income of $31.8 million on revenues of $107.9 million. This compares to net income of $36.8 million on revenues of $81.7 million for the year ended December 31, 2004. Revenues in 2005 included $100.7 million from the sale of lots at San Elijo Hills. San Elijo sales increased from $72.2 million in 2004 to $100.7 million in 2005 due to the phasing of development and completion of improvements necessary to deliver lots. Revenues and earnings for our Company vary from year to year without an established trend. This is likely to continue, depending on the progress of each project.


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         Sales for San Elijo are recognized using the percentage of completion method of accounting. At each closing, a portion of the sales proceeds are deferred and not recognized until completion of the required improvements. As a result, at year end - 2005, HomeFed had $73.2 million in deferred revenue, and an estimated cost to complete of $20.6 million.

         As of December 31, 2005, HomeFed's balance sheet showed $196.9 million of cash and investments on total assets of $294.3 million. The Company's year end net worth was $141.5 million.

         For the first quarter ended March 31, 2006, HomeFed reported net income of $4.4 million on revenues of $17.2 million. This compares to net income of $642,000 on revenues of $4.5 million for the first quarter ended March 31, 2005. Revenues for the first quarter of 2006 and 2005 included recognition of deferred revenue of $15.5 million and $3.5 million, respectively. First quarter revenue for 2006, also included the sale of non - developable land in Otay Ranch for $1.5 million, which resulted in a gain of $1.4 million. As of March 31, 2006, the Company had cash and investments of $174.6 million.

         As of March 31, 2006, there were 467 lots and 40 condominiums units remaining to be sold and closed at San Elijo Hills. The 40 condominium units are part of the mixed - use development in the Town Center. We expect to sell the 40 condominium units and retain ownership of 51,000 square feet of retail which will be mortgaged to a lender in order to have our money available for future development or acquisitions. We have begun signing up retailers at good rates and have for sale developable pads for a church, grocery store and day care center.

         In June 2006, we had $15.6 million of residential lot sales at San Elijo Hills. This was the second sale of lots in a neighborhood that is being sold to a local builder of luxury homes. We currently have 257 of the remaining 441 single family lots in escrow for $116.6 million with the next closings expected in October/November 2006 and then continuing through 2008. The remaining 184 single family lots are some of our best and highest priced lots. We intend to realize the maximum value of the remaining inventory even if it means waiting for awhile. Builders are not aggressively bidding for lots in view of the slowdown in the market nor are we anxious sellers. All of our significant expenditures for offsite roads and improvements have been paid for and in 2007, we expect to complete the construction of San Elijo Road which will connect with Twin Oaks Valley Road and provide a direct four lane access to San Marcos and Route 78, which connects to Routes 5 and 15.

         Since our meeting last year, there has been a lot of news regarding the slowdown in the sales of residential properties in many U. S. markets. This is true for California and San Diego. The latest data for San Diego shows that prices for new homes have gone down at least 1%. Quarterly sales of new homes and re - sales are not happening with the same velocity as in the past few years. Prices are flat or declining and building starts have slowed down. Builders are not aggressively pursuing purchases of new lots, but are


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aggressively offering incentives and price reductions to prospective purchasers.
So far none of our builders have forfeited their deposits; however, two builders have approached us looking for concessions. We intend to deal with these issues in the best interests of our shareholders. Our builders can expect tough love.

         The new brokerage subsidiary we established in July 2005 is making progress. We closed 17 sales transactions in the first year and have momentum going into the second year as evidenced by the number of listings and prospective buyers. This is a very competitive market with downward pressure on commissions and lots of competition for new listings.

         As reported last year, the City of Chula Vista has been going through a General Plan Update and related General Development Plan amendment process that includes revising land uses and entitlements. When completed this process is expected to enhance the value of the development land we own in the Otay Ranch Planning Area because of the increased densities we hope to receive for contributing land to a university site and for related mitigation uses. In early 2005, we began negotiating a revised development agreement with the City as part of the process. The development agreement protects us from having our entitlements changed by the City at a later date and runs with the land in the event we decide to sell rather than develop. We do not have a revised development agreement as yet, but we are protected on our current entitlements based on the existing agreement.

         We have been disappointed by the lack of progress made by the City although we expect the City will eventually approve the increase in densities on the land owned by HomeFed's subsidiary, The Otay Land Company. This land is comprised of two planning areas commonly referred to as Parcels B and C, or The Village Town Center and the University Town Center, respectively. The proposed General Plan Amendment alternatives, which are supported by the City staff, call for approval of up to 1,800 dwelling units in the Village Center and 4,200 units in the University Town Center. We are also expecting an increase in approved commercial development from 1.5 million square feet to 1.8 million square feet.

         In December 2005, the City of Chula Vista adopted the General Development Plan amendment but deferred action on most of our land and land owned by other developers and non -developers in eastern Otay Ranch. We were told that the City needed time to work with us and the other land owners to resolve issues related to land use locations and densities. Recently however, the Chula Vista City Manager resigned and the efforts to resolve the issues came to a halt. Until a new City Manager is hired by the City Council, it is unlikely that the issues will be resolved. And because this is an important election year in Chula Vista, the issues may not be resolved until next year. With the apparent slowdown evident to all no one is in a hurry.

         HomeFed subsidiaries are continuing with the lawsuit to recover the cost of clean - up from the former owners and operators of the former shooting range previously located on about 30 acres of land in the Otay River Valley. The


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General Plan amendments that were approved by the Chula Vista City Council in
December 2005 added 15 acres of newly entitled commercial development for part of this site.

         Rampage Vineyards, LLC is the HomeFed subsidiary that acquired 2,159 acres of farm land in southern Madera County in the Central Valley just north of Fresno in late 2003 for about $6 million. Madera County is in the path of development for the Fresno market. Following the acquisition, we leased back 1,100 acres to the former owner and began to restore the remaining acres to active farming while we worked on entitlements. In 2004, the neighboring land owner sued our subsidiary and the former owner for failing to maintain 598 acres as productive farm land during an option period that ran from 1995 until 2005. In July 2005, the neighboring owner exercised two options and acquired the 598 acres for $5 million. Although our subsidiary booked a pre - tax gain of $3.2 million, we would rather have kept the land for future development. This was a messy acquisition and we are still involved in two lawsuits.

         In 2005, we terminated the farming contract on the non - leased acres with the former owner and lessee of the 1,100 acres. We later sued the lessee for failure to pay the full amount of the rent due under the lease in 2005. In April 2006, we lost the lawsuit in a jury trial, which we may appeal. The former owner and lessee has filed a cross complaint in the original lawsuit, which asks for the court to rescind our purchase of the 2,159 acres. So far, our experience in Madera County has proven that our neighbors are quite litigious.

         Our preliminary site plan for development of the Rampage land showed that the land would support a master planned community, but if entitled, the build out and absorption of homes could take many years. We intend to continue our efforts to work on entitlements and water procurement. In California, there is a set of laws which require any large size residential community to have sufficient water supplies to meet the water demands of the project for a period of 20 years. We are working on this aspect of the Rampage project and are making some progress.

         We have continued to look for new deals. The decline in the residential real estate market may provide some new opportunities as builders walk away from option payments and developers run out of time and money to complete their projects. If so, we may finally have some buying opportunities.

         Finally, I remind you that your Board declared a 50 cent per share dividend on March 14, 2006, which was paid in April. As I stated last year when the Board declared a 50 cent per share dividend, the Board has not adopted a policy regarding future dividends.

         That completes my prepared remarks and I will now open the meeting up to your questions.






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